Exhibit 99.1

Contact:
Diane Bessette
Vice President and Treasurer
Lennar Corporation
(305) 229-6419

FOR IMMEDIATE RELEASE

Lennar Reports Fourth Quarter and Fiscal Year Results

2010 Fourth Quarter

•	Revenues of $860.1 million – down 6%

•	Net earnings of $32.0 million, or $0.17 per share, compared to net earnings of $35.6 million, or $0.19 per share, which included a $320.5 million tax benefit

•	Lennar Homebuilding operating earnings of $27.0 million compared to a loss of $276.8 million

•	Gross margin on home sales of 20.8% (excluding valuation adjustments of $22.3 million) – improved 300 basis points

•	Gross margin on home sales of 17.7% (including valuation adjustments) – improved 660 basis points

•	S,G&A expenses as a % of revenues from home sales of 14.1% – improved 210 basis points

•	Operating margin on home sales of 6.7% (excluding valuation adjustments of $22.3 million) – improved 510 basis points

•	Operating margin on home sales of 3.7% (including valuation adjustments) – improved 880 basis points

•	Lennar Financial Services operating earnings of $11.7 million compared to $7.8 million

•	Rialto Investments operating earnings totaled $12.4 million (net of $12.7 million of net earnings attributable to noncontrolling interests)

•	Deliveries of 3,089 homes – down 12%

•	New orders of 2,520 homes – down 5%

•	Cancellation rate of 20%

•	Backlog of 1,604 homes – down 2%

•	Lennar Homebuilding cash and cash equivalents of $1.2 billion

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 42.4%

2010 Fiscal Year

•	Revenues of $3.1 billion – down 1%

•	EPS of $0.51 – compared to loss per share of $2.45

•	Deliveries of 10,955 homes – down 5%

•	New orders of 10,928 homes – down 5%

•	Cancellation rate of 17%

(more)

2-2-2

Miami, January 11, 2011 – Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2010. Fourth quarter net earnings attributable to Lennar in 2010 were $32.0 million, or $0.17 per diluted share, compared to fourth quarter net earnings attributable to Lennar of $35.6 million, or $0.19 per diluted share, in 2009. Net earnings attributable to Lennar for the year ended November 30, 2010 were $95.3 million, or $0.51 per diluted share, compared to a net loss attributable to Lennar of $417.1 million, or $2.45 per diluted share.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We are very pleased to report net earnings of $32 million for our fourth quarter, which despite the challenging housing market, makes it our third consecutive profitable quarter. Our intense focus on construction costs, product re-engineering, and S,G&A reduction all contributed to improved gross and operating margins year over year and a full year of profitability in fiscal 2010.”

Mr. Miller continued, “During the fourth quarter, we continued to contract for new, high-margin communities to bolster our profitability in 2011. These strategic land purchases utilize extremely conservative underwriting standards and should generate out-sized returns.”

“Our Rialto Investments segment continued to add healthy profits to our bottom line, generating $12.4 million of operating earnings in the fourth quarter. During the quarter, we completed the acquisition, at a significant discount, of approximately $740 million of distressed real estate assets from three large financial institutions. These acquisitions should create significant long-term value for our shareholders. In the fourth quarter, we also completed the first closing of our Rialto real estate investment fund with initial equity commitments of approximately $300 million (including $75 million committed by us). Through the fund, we will continue to invest in distressed opportunities that will contribute to our future earnings.”

Mr. Miller concluded, “Although high unemployment, tight lending standards and low consumer confidence continue to present challenges for the housing industry, we are confident that 2011 will be another profitable year. Our homebuilding segment is on the right track to achieving sustainable profitability and our Rialto Investments segment will enhance our earnings as the housing market stabilizes and ultimately recovers.”

3-3-3

RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2010 COMPARED TO

THREE MONTHS ENDED NOVEMBER 30, 2009

Lennar Homebuilding

Revenues from home sales decreased 13% in the fourth quarter of 2010 to $725.8 million from $830.2 million in 2009. Revenues were lower primarily due to a 12% decrease in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, decreased to 3,060 homes in the fourth quarter of 2010 from 3,488 homes last year. The average sales price of homes delivered in both the fourth quarter of 2010 and 2009 was $238,000. Sales incentives offered to homebuyers were $33,700 per home delivered in the fourth quarter of 2010, or 12.4% as a percentage of home sales revenue, compared to $36,300 per home delivered in the same period last year, or 13.2% as a percentage of home sales revenue.

Gross margins on home sales were $128.7 million, or 17.7%, in the fourth quarter of 2010, which included $22.3 million of valuation adjustments, compared to gross margins on home sales of $92.2 million, or 11.1%, in the fourth quarter of 2009, which included $55.5 million of valuation adjustments. Gross margin percentage on home sales improved compared to last year primarily due to a reduction in valuation adjustments and reduced sales incentives offered to homebuyers as a percentage of revenues from home sales.

Selling, general and administrative expenses were reduced by $32.7 million, or 24%, in the fourth quarter of 2010, compared to the same period last year, primarily due to reductions in legal, personnel and occupancy expenses. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 14.1% in the fourth quarter of 2010, from 16.2% in 2009.

Gross profits on land sales totaled $13.7 million in the fourth quarter of 2010, primarily due to the recognition of deferred revenue related to a profit participation agreement. Gross profits on land sales were net of $3.1 million in write-offs of deposits and pre-acquisition costs. Losses on land sales totaled $161.3 million in the fourth quarter of 2009, which included $102.4 million of valuation adjustments (of which $71.6 million related to actual land sales completed during the fourth quarter of 2009) and $63.6 million in write-offs of deposits and pre-acquisition costs.

Lennar Homebuilding equity in loss from unconsolidated entities was $1.7 million in the fourth quarter of 2010, compared to Lennar Homebuilding equity in loss from unconsolidated entities in the fourth quarter of 2009 of $25.8 million, which included $20.9 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other income (expense), net, totaled $4.9 million in the fourth quarter of 2010, net of $1.2 million of valuation adjustments to the Company’s investments in unconsolidated entities, compared to other income (expense), net, of ($25.3) million in the fourth quarter of 2009, which included $17.2 million of valuation adjustments to the Company’s investments in unconsolidated entities and $9.1 million of write-offs of notes and other receivables.

4-4-4

Homebuilding interest expense was $36.9 million in the fourth quarter of 2010 ($19.7 million was included in cost of homes sold, $0.6 million in cost of land sold and $16.6 million in other interest expense), compared to $47.9 million in the fourth quarter of 2009 ($21.9 million was included in cost of homes sold, $4.1 million in cost of land sold and $21.9 million in other interest expense). Despite an increase in debt, interest expense decreased due to a lower average rate of interest incurred in the fourth quarter of 2010 compared to the same period last year and an increase in qualifying assets eligible for interest capitalization.

Sales of land, Lennar Homebuilding equity in loss from unconsolidated entities, other income (expense), net and net earnings (loss) attributable to noncontrolling interests may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment was $11.7 million in the fourth quarter of 2010, compared to $7.8 million in the same period last year. The increase in operating earnings was primarily due to higher volume and profits per loan in the segment’s mortgage operations.

Rialto Investments

In the fourth quarter of 2010, operating earnings for the Rialto Investments segment were $25.1 million (which included $12.7 million of net earnings attributable to noncontrolling interests), compared to an operating loss of $1.0 million in the same period last year. In the fourth quarter of 2010, revenues in this segment were $19.7 million, which consisted primarily of accretable interest income associated with the portfolio of real estate loans acquired in partnership with the FDIC. In the fourth quarter of 2010, other income, net was $17.3 million, which consisted primarily of gains on the sale of real estate owned (“REO”) and gains upon foreclosure of REO. The segment also had equity in earnings from unconsolidated entities of $9.0 million during the fourth quarter of 2010, consisting primarily of interest income and unrealized gains related to the Company’s investment in the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”). In the fourth quarter of 2010, expenses in this segment were $20.8 million, which consisted primarily of the carrying costs related to its portfolio operations, underwriting expenses related to both completed and abandoned transactions, and other general and administrative expenses.

In September 2010, the Rialto Investments segment completed the acquisitions of approximately $740 million of distressed real estate assets, in separate transactions, from three large institutions. The combined portfolio included 397 loans with a total unpaid principal balance of approximately $529 million and 306 REO properties with an appraised value of approximately $211 million. The distressed real estate assets were acquired at a discount. The Company paid $310 million for the distressed real estate assets of which, $125 million was a 5-year senior unsecured note provided by one of the selling financial institutions. Interest income recorded during the period related to this portfolio was not significant.

In November 2010, the Rialto Investments segment completed its first closing of a real estate investment fund (the “Fund”) with initial equity commitments of approximately $300 million (including $75 million committed by the Company). The Fund’s objective during its three-year investment period is to invest in distressed real estate assets and other related investments that fit within the Fund’s investment parameters.

5-5-5

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $7.7 million, or 24%, in the fourth quarter of 2010, compared to the fourth quarter of 2009 due to the Company’s cost reduction initiatives implemented during the downturn. Corporate general and administrative expenses as a percentage of total revenues decreased to 2.9% in the fourth quarter of 2010, from 3.6% in the fourth quarter of 2009.

Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were $10.5 million and ($17.9) million, respectively, in the fourth quarter of 2010 and 2009. Net earnings attributable to noncontrolling interests during the fourth quarter of 2010 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

Debt Transactions

In October 2010, the Company retired the remaining $99.2 million of its 5.125% senior notes due October 2010 for 100% of the outstanding principal amount plus accrued and unpaid interest as of the maturity date. In November 2010, the Company issued $446 million of 2.75% convertible senior notes due 2020 in a private offering under SEC Rule 144A.

Letter of Credit Agreement

In November 2010, the Company entered into a $150 million Letter of Credit and Reimbursement Agreement (“LC Agreement”) with certain financial institutions. The LC Agreement may be increased to $200 million, although there are currently no commitments for the additional $50 million. In connection with the LC Agreement, the Company terminated its cash-collateralized letter of credit agreements with two banks with a capacity totaling $225 million, giving the Company access to cash previously restricted to collateralize letters of credit under the agreements.

YEAR ENDED NOVEMBER 30, 2010 COMPARED TO

YEAR ENDED NOVEMBER 30, 2009

Lennar Homebuilding

Revenues from home sales decreased 5% in the year ended November 30, 2010 to $2,631.3 million from $2,776.9 million in 2009. Revenues were lower primarily due to a 5% decrease in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, decreased to 10,859 homes in the year ended November 30, 2010 from 11,422 homes last year. The average sales price of homes delivered for both the years ended November 30, 2010 and 2009 was $243,000. Sales incentives offered to homebuyers were $32,800 per home delivered in the year ended November 30, 2010, or 11.9% as a percentage of home sales revenue, compared to $44,800 per home delivered in the same period last year, or 15.6% as a percentage of home sales revenue.

6-6-6

Gross margins on home sales were $517.9 million, or 19.7%, in the year ended November 30, 2010, which included $44.7 million of valuation adjustments, compared to gross margins on home sales of $252.0 million, or 9.1%, in the year ended November 30, 2009, which included $180.2 million of valuation adjustments. Gross margin percentage on home sales improved compared to last year primarily due to a reduction in valuation adjustments and reduced sales incentives offered to homebuyers as a percentage of revenues from home sales.

Selling, general and administrative expenses were reduced by $72.3 million, or 16%, in the year ended November 30, 2010, compared to the same period last year, primarily due to reductions in legal, personnel and occupancy expenses. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 14.3% in the year ended November 30, 2010, from 16.2% in 2009.

Gross profits on land sales totaled $21.4 million in the year ended November 30, 2010, primarily due to the recognition of deferred revenue related to a profit participation agreement. Gross profits on land sales were net of $3.4 million of valuation adjustments and $3.1 million in write-offs of deposits and pre-acquisitions costs. Losses on land sales totaled $178.8 million in the year ended November 30, 2009, which included $108.9 million of valuation adjustments and $84.4 million in write-offs of deposits and pre-acquisition costs.

Lennar Homebuilding equity in loss from unconsolidated entities was $11.0 million in the year ended November 30, 2010, which included $10.5 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments. In the year ended November 30, 2009, Lennar Homebuilding equity in loss from unconsolidated entities was $130.9 million, which included $101.9 million of valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other income (expense), net, totaled $19.1 million in the year ended November 30, 2010, which included a $19.4 million pre-tax gain on the extinguishment of other debt and other income, partially offset by a $10.8 million pre-tax loss related to the repurchase of senior notes through a tender offer and $1.7 million of valuation adjustments to the Company’s investments in unconsolidated entities. Other income (expense), net, totaled ($98.4) million in the year ended November 30, 2009, which included $89.0 million of valuation adjustments to the Company’s investments in unconsolidated entities and $9.7 million of write-offs of notes and other receivables.

Homebuilding interest expense was $143.9 million in the year ended November 30, 2010 ($71.5 million was included in cost of homes sold, $2.0 million in cost of land sold and $70.4 million in other interest expense), compared to $147.4 million in the year ended November 30, 2009 ($67.4 million was included in cost of homes sold, $9.2 million in cost of land sold and $70.9 million in other interest expense). Despite an increase in debt, interest expense decreased primarily due to an increase in qualifying assets eligible for interest capitalization and savings resulting from the termination of the Company’s senior unsecured revolving credit facility during the first quarter of 2010.

Sales of land, Lennar Homebuilding equity in loss from unconsolidated entities, other income (expense), net and net earnings (loss) attributable to noncontrolling interests may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

7-7-7

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment were $31.3 million in the year ended November 30, 2010, compared to $36.0 million in the same period last year. The decrease in operating earnings was primarily due to decreased volume in the segment’s mortgage and title operations.

Rialto Investments

In the year ended November 30, 2010, operating earnings for the Rialto Investments segment were $57.3 million (which included $33.2 million of net earnings attributable to noncontrolling interests), compared to an operating loss of $2.5 million in the same period last year. In the year ended November 30, 2010, revenues in this segment were $92.6 million, which consisted primarily of accretable interest income associated with the portfolio of real estate loans acquired in partnership with the FDIC. In the year ended November 30, 2010, other income, net was $17.3 million, which consisted primarily of gains on the sale of REO and gains upon foreclosure of REO. The segment also had equity in earnings from unconsolidated entities of $15.4 million during the year ended November 30, 2010, consisting primarily of interest income and unrealized gains related to the Company’s investment in the AB PPIP fund. In the year ended November 30, 2010, expenses in this segment were $67.9 million, which consisted primarily of the carrying costs related to its portfolio operations, underwriting expenses related to both completed and abandoned transactions, and other general and administrative expenses.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $23.6 million, or 20%, in the year ended November 30, 2010, compared to the same period last year due to the Company’s cost reduction initiatives implemented during the downturn. As a percentage of total revenues, corporate general and administrative expenses decreased to 3.1% in the year ended November 30, 2010, from 3.8% in the same period last year.

Noncontrolling Interests

Net earnings (loss) attributable to noncontrolling interests were $25.2 million and ($28.9) million, respectively, in the years ended November 30, 2010 and 2009. Net earnings attributable to noncontrolling interests during the year ended November 30, 2010 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

Debt Transactions

In May 2010, the Company issued $250 million of 6.95% senior notes due 2018 and $276.5 million of 2.00% convertible senior notes due 2020 in separate private offerings under SEC Rule 144A. In May 2010, the Company repurchased $289.4 million aggregate principal amount of its 5.125% senior notes due October 2010, its 5.95% senior notes due 2011 and its 5.95% senior notes due 2013 through a tender offer, resulting in a pre-tax loss of $10.8 million included in other income (expense), net. In October 2010, the Company retired the remaining $99.2 million of its 5.125% senior notes due October 2010 for 100% of the outstanding principal

8-8-8

amount plus accrued and unpaid interest as of the maturity date. In November 2010, the Company issued $446 million of 2.75% convertible senior notes due 2020 in a private offering under SEC Rule 144A. In addition, during the year ended November 30, 2010, the Company retired $160.9 million of mortgages notes on land and other debt.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2009. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern time on Tuesday, January 11, 2011. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-998-1607 and entering 5723593 as the confirmation number.

###

9-9-9

LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2010	2009	2010	2009

Revenues:
Lennar Homebuilding	$761,386	856,409	2,705,639	2,834,285
Lennar Financial Services	79,059	57,332	275,786	285,102
Rialto Investments	19,679	—	92,597	—

Total revenues	$860,124	913,741	3,074,022	3,119,387

Lennar Homebuilding operating earnings (loss)	$27,008	(276,812)	100,060	(676,293)
Lennar Financial Services operating earnings	11,719	7,795	31,284	35,982
Rialto Investments operating earnings (loss)	25,112	(1,011)	57,307	(2,528)
Corporate general and administrative expenses	(25,058)	(32,759)	(93,926)	(117,565)

Earnings (loss) before income taxes	38,781	(302,787)	94,725	(760,404)
Benefit for income taxes	3,737	320,480	25,734	314,345

Net earnings (loss) (including net earnings (loss) attributable to noncontrolling interests)	42,518	17,693	120,459	(446,059)
Less: Net earnings (loss) attributable to noncontrolling interests	10,488	(17,879)	25,198	(28,912)

Net earnings (loss) attributable to Lennar	$32,030	35,572	95,261	(417,147)

Average shares outstanding:
Basic	183,102	182,175	182,960	170,537

Diluted	193,239	182,223	188,857	170,537

Earnings (loss) per share:
Basic	$0.17	0.19	0.51	(2.45)

Diluted	$0.17	0.19	0.51	(2.45)

Supplemental information:
Interest incurred (1)	$45,405	49,124	181,480	172,115

EBIT (2):
Net earnings (loss) attributable to Lennar	$32,030	35,572	95,261	(417,147)
Benefit for income taxes	(3,737)	(320,480)	(25,734)	(314,345)
Interest expense	36,907	47,930	143,946	147,449

EBIT	$65,200	(236,978)	213,473	(584,043)

(1)	Amount represents interest incurred related to Lennar Homebuilding debt.
(2)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company’s GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

10-10-10

LENNAR CORPORATION AND SUBSIDIARIES

Segment Information

(In thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2010	2009	2010	2009

Lennar Homebuilding revenues:
Sales of homes	$725,795	830,226	2,631,314	2,776,850
Sales of land	35,591	26,183	74,325	57,435

Total revenues	761,386	856,409	2,705,639	2,834,285

Lennar Homebuilding costs and expenses:
Cost of homes sold	597,080	737,996	2,113,393	2,524,850
Cost of land sold	21,878	187,438	52,968	236,277
Selling, general and administrative	102,049	134,758	376,962	449,259

Total costs and expenses	721,007	1,060,192	2,543,323	3,210,386

Lennar Homebuilding operating margins	40,379	(203,783)	162,316	(376,101)
Lennar Homebuilding equity in loss from unconsolidated entities	(1,656)	(25,807)	(10,966)	(130,917)
Other income (expense), net	4,861	(25,322)	19,135	(98,425)
Other interest expense	(16,576)	(21,900)	(70,425)	(70,850)

Lennar Homebuilding operating earnings (loss)	$27,008	(276,812)	100,060	(676,293)

Lennar Financial Services revenues	$79,059	57,332	275,786	285,102
Lennar Financial Services costs and expenses	67,340	49,537	244,502	249,120

Lennar Financial Services operating earnings	$11,719	7,795	31,284	35,982

Rialto Investments revenues	$19,679	—	92,597	—
Rialto Investments costs and expenses	20,831	1,011	67,904	2,528
Rialto Investments equity in earnings from unconsolidated entities	9,013	—	15,363	—
Rialto Investments other income, net	17,251	—	17,251	—

Rialto Investments operating earnings (loss)	$25,112	(1,011)	57,307	(2,528)

11-11-11

LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries and New Orders

(Dollars in thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2010	2009	2010	2009
Deliveries - Homes:
East	1,402	1,163	4,195	3,817
Central	422	553	1,682	1,796
West	490	722	2,079	2,480
Houston	428	671	1,645	2,150
Other	347	387	1,354	1,235

Total	3,089	3,496	10,955	11,478

Of the total home deliveries listed above, 29 and 96, respectively, represent home deliveries from unconsolidated entities for the three months and year ended November 30, 2010, compared with 8 and 56 home deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$311,525	261,059	922,947	844,689
Central	86,789	113,450	348,486	361,273
West	163,582	228,561	711,822	856,285
Houston	92,915	133,531	357,590	429,127
Other	88,822	99,697	351,447	331,852

Total	$743,633	836,298	2,692,292	2,823,226

Of the total dollar value of home deliveries listed above, $17.8 million and $61.0 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three months and year ended November 30, 2010, compared with $6.1 million and $46.4 million dollar value of home deliveries from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,011	841	4,270	3,710
Central	425	419	1,769	1,840
West	394	537	1,922	2,569
Houston	397	529	1,641	2,130
Other	293	326	1,326	1,261

Total	2,520	2,652	10,928	11,510

Of the total new orders listed above, 24 and 90, respectively, represent new orders from unconsolidated entities for the three months and year ended November 30, 2010, compared to 10 and 58 new orders from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$220,287	188,343	940,311	820,209
Central	85,237	88,359	365,667	373,084
West	119,533	192,117	625,469	892,002
Houston	84,538	109,264	355,771	432,380
Other	75,923	91,713	339,393	328,858

Total	$585,518	669,796	2,626,611	2,846,533

Of the total dollar value of new orders listed above, $14.2 million and $55.9 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three months and year ended November 30, 2010, compared to $7.5 million and $41.5 million dollar value of new orders from unconsolidated entities in the same periods last year.

12-12-12

LENNAR CORPORATION AND SUBSIDIARIES

Summary of Backlog

(Dollars in thousands)

(unaudited)

	November 30,
	2010	2009
Backlog - Homes:
East	757	682
Central	254	167
West	179	336
Houston	245	249
Other	169	197

Total	1,604	1,631

Of the total homes in backlog listed above, 3 homes represents the backlog from unconsolidated entities at November 30, 2010, compared to 9 homes in backlog from unconsolidated entities at November 30, 2009.

Backlog - Dollar Value:
East	$190,095	179,175
Central	52,923	36,158
West	58,072	143,868
Houston	58,822	60,876
Other	47,380	59,494

Total	$407,292	479,571

Of the total dollar value of homes in backlog listed above, $2.1 million represents the backlog dollar value from unconsolidated entities at November 30, 2010, compared to $7.2 million of backlog dollar value from unconsolidated entities at November 30, 2009.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Georgia, Illinois, Minnesota, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data

(Dollars in thousands)

(unaudited)

	November 30,
	2010	2009

Lennar Homebuilding debt	$3,128,154	2,761,352
Total stockholders’ equity	2,608,949	2,443,479

Total capital	$5,737,103	5,204,831

Lennar Homebuilding debt to total capital	54.5%	53.1%

Lennar Homebuilding debt	$3,128,154	2,761,352
Less: Lennar Homebuilding cash and cash equivalents	1,207,247	1,330,603

Net Lennar Homebuilding debt	$1,920,907	1,430,749

Net Lennar Homebuilding debt to total capital (1)	42.4%	36.9%

(1)	Net Lennar Homebuilding debt to total capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders’ equity).